Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports in the Registration Statement (Form S-1) filed by Salarius Pharmaceuticals, Inc. (formerly Flex Pharma, Inc.) under the Securities Act of 1933, as amended. The specific reports subject to this consent are dated as follows:

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March 25, 2019, except for the effects of the recast of equity to which the date is January 10, 2020 with respect to the audit of the balance sheets of Salarius Pharmaceuticals, LLC as of December 31, 2018 and December 31, 2017 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

January 10, 2020